STAAR Surgical Expands Footprint for Growth with Lease on Adjacent Building in Monrovia, California

MONROVIA, Calif., Aug. 22, 2012 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses for the eye, today announced that it has signed a lease on a 26,000 square foot building immediately adjacent to its current facility in Monrovia, California. The new building will allow the Company to accommodate the needs associated with its previously announced manufacturing consolidation to Monrovia, as well as provide space for additional growth. The lease is for an eight year period beginning approximately at the end of November 2012, assuming all contingencies are met. There will be some cash charges during the fourth quarter for tenant improvements prior to taking possession, which will not affect the P&L.

"We are pleased that we are able to expand our operations within the same building complex here in Monrovia. Since our decision to consolidate manufacturing in California, we have been looking for additional space to accommodate our finished goods inventory and shipping departments within the same area as our current facility," said Barry G. Caldwell, president and CEO of STAAR. "This new building is ideal and offers significant advantages, allowing us more options for future growth while keeping all the Monrovia functions in basically the same facility for at least the next eight years."

STAAR's current facility in Monrovia is 44,000 square feet. The new building is directly adjacent to the current building, which will allow connection of the two buildings via two direct hallways. In addition, the new building comes with an additional 57 parking spots.

"With the new building, we have gained flexibility in our working processes that will help drive enhanced efficiencies and productivity," Mr. Caldwell continued. "For example, the sales, marketing, R&D and regulatory functions will be positioned in the same work area to enhance communications and working relations. In the past our current facility created challenges to positive cross-functional teamwork. We will gain additional space to hold training sessions, all employee meetings, and other similar sessions in one space, which we are not able to do today. Finally, parking is at a premium in Monrovia and the new spaces will satisfy current needs and future needs as we add additional work shifts. While more space than we currently need, we expect the new building will be quickly utilized to accommodate our growth over the next several years."

The manufacturing consolidation project at STAAR has been underway for over two years and is expected to be complete by the end of next year. The manufacturing of the Visian® ICL® in Switzerland and preloaded IOLs in Japan will move to Monrovia as will the Collamer raw material process from Aliso Viejo, California. The consolidation is expected to add to the expanding gross margin percentage as well as reduce the Company's tax rate from 50% in 2011 to 10% in 2014. The cost savings over a seven year period is expected to exceed $100 million.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." Over 300,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR's proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about STAAR's expectations for growth of its business, the completion of its manufacturing consolidation plan and any financial benefits to be derived from consolidation. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans, delays in anticipated regulatory approvals in various global markets and unexpected changes in U.S. tax laws which could delay use of net operating losses.

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